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                                                                    Exhibit 10.2

                     SEVENTH AMENDMENT TO RETIREMENT AGREEMENT

     This Seventh Amendment to the Key Executive Retirement Plan - Level II Agreement dated November 14, 1985 (the "Retirement Agreement") between Robert Half International Inc. (formerly Boothe Financial Corporation), a Delaware corporation, ("Corporation") and Harold M. Messmer, Jr. ("Messmer") is entered into as of April 19, 1995.

     1.   The Retirement Agreement is hereby amended as follows:

     (a)  Section 1(e) is deleted.

     (b)  Section 1(f) is amended to read in its entirety as follows:

          "(f)(1) "Salary" with respect to any year means the greater of (i) the actual cash base salary paid to Participant during such year or (ii) the amount calculated by taking an amount equal to Participant's base salary on May 31, 1991, and increasing such amount on a compound basis on each anniversary of such date through such year by a percentage equal to
     (A) the annual percentage increase in the Consumer Price Index for the last calendar year (the "Index Change"), if the Index Change was between 4% and 10%, (B) 4%, if the Index Change was less than 4% or (C) 10%, if the Index Change was greater than 10%.

     "(f)(2) "Bonus" with respect to any year means (i) any cash bonus paid to Participant with respect to such year and (ii) if pursuant to any contract, plan or agreement, non-cash compensation (including but not limited to shares of stock) is paid in lieu of all or a portion of an earned cash bonus, the amount of cash that would otherwise have been paid.

     "(f)(3) "Covered Compensation" means (i) one-twelfth of Participant's highest combination of Salary and Bonus with respect to any of the five years prior to the date his employment with the Company and any of its subsidiaries and affiliates terminates plus (ii) $2,500."

     (c) The first sentence of Section 1(g) is amended by inserting "or (iii) any annuity purchased hereunder" at the end thereof.

     (d) Section 2(a) is amended by deleting all portions thereof appearing after the words "for any reason".



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     (e)  The first sentence of Section 2(b)(i) is amended by deleting "Salary"
and inserting "Covered Compensation" in its place.

     (f)  Section 2(c)(iv) is deleted.

     (g)  The following Section 7 is added:


     "SECTION 7.  RABBI TRUST; ANNUITIES.

     "(a) Participant may upon written notice direct the Company to establish an irrevocable "grantor trust" in the form of the Internal Revenue Service's model rabbi trust set forth in Revenue Procedure 92-64. Upon the establishment of the irrevocable trust, the Company will deposit with the trustee cash or property (reasonably acceptable to the Participant) in the amount necessary to fund the then current actuarial value of the Company's obligations under this Agreement that have not previously been satisfied by the purchase of annuities for participant or otherwise. Thereafter, within 60 days prior or subsequent to each three year anniversary of the establishment of the trust, the Company will deposit with the trustee additional cash or property (reasonably acceptable to the Participant) necessary to fund the then current actuarial value of any benefit obligations that have not been previously satisfied by the purchase of annuities, funding of the trust or otherwise. To the extent that the Company may be obligated pursuant to the terms hereof or any other agreement to purchase annuities or make any other arrangements for Participant from time-to-time prior to the termination of employment with respect to the obligations of Company contained herein, the amount to be expended by the Company pursuant to any such obligation to purchase any such annuity or make any other arrangement shall be reduced by the then current fair market value of any rabbi trust established hereunder or otherwise.

     "(b) Upon the written request of Participant subsequent to January 1, 1999, but not more than once in any three year period, the Company shall expend not more than the amount then reserved on the Company's books with respect to obligations of the Company to Participant pursuant to this Agreement to purchase an annuity to offset the then current actuarial value of the obligations of the Company pursuant hereto (as provided through Sixth Amendment to Retirement Agreement effective December 23, 1993, but excluding the effects of changes effected by or subsequent to the Seventh Amendment to Retirement Agreement unless the benefits provided by the Seventh Amendment or


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     subsequent amendments shall be fully tax deductible) in excess of the sum of the then current actuarial value of previously purchased annuities, the then current fair market value of any rabbi trust established pursuant hereto or otherwise or the then current value of any other arrangement; such annuity to commence payment to Participant on the first day of the fourth month following the date of request and to pay benefits to Participant or his beneficiaries monthly until the later to occur of (a) the death of Participant and (b) the 180th monthly payment pursuant to such annuity. In addition, the Company shall purchase an annuity on substantially such terms and conditions upon termination of Participant's employment to fund any remaining obligations of the Company to Participant pursuant hereto, as may be provided hereby as of the date of termination. Alternatively, at the request of Participant, the Company shall pay Participant in a lump sum the amount that would otherwise have been expended to purchase such annuity following termination of employment in full satisfaction of all obligations hereunder. As a condition to the purchase of any annuity, Participant shall execute an agreement substantially in the form of the First Amendment to Agreement relating hereto entered into as of December 1, 1988, between the Company and Participant affirming that benefits pursuant to the Retirement Agreement, as amended, shall be reduced by reason of the benefits payable pursuant to the annuity, as provided therein. Upon the delivery of an annuity or lump sum payment following termination of employment in full satisfaction of the Company's obligations hereunder, the Company may recover the assets of any rabbi trust established pursuant hereto or otherwise. The obligations with respect to annuities provided herein supersede the provisions of Section
     3.6 of the Employment Agreement dated as of October 2, 1985, as amended, between the Company and Participant, the provisions of which Section 3.6 are of no further force or effect."

     2. In all other respects, the Retirement Agreement is ratified and confirmed.



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     IN WITNESS WHEREOF, the parties hereto have executed this agreement on
April 25, 1995.

                                             ROBERT HALF INTERNATIONAL INC.


                                             By    M. KEITH WADDELL
                                               --------------------------------
                                                   M. Keith Waddell
                                                   Senior Vice President and
                                                   Chief Financial Officer


                                                    HAROLD M. MESSMER, JR.
                                               --------------------------------
                                                    Harold M. Messmer, Jr.



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